Provident Financial Services, Inc. Announces Quarterly Earnings,
                       Sixth Stock Repurchase Program and
                   Declares Increased Quarterly Cash Dividend


JERSEY CITY, NJ, July 26, 2007 - Provident Financial Services, Inc. (NYSE:PFS) (the "Company") reported basic and diluted earnings per share of $0.22 for the quarter ended June 30, 2007, compared to basic and diluted earnings per share of $0.22, for the quarter ended June 30, 2006. Basic and diluted earnings per share were $0.41 for the six months ended June 30, 2007, compared to basic and diluted earnings per share of $0.44 and $0.43, respectively, for the six months ended June 30, 2006. Net income for the three months ended June 30, 2007 totaled $13.6 million, an increase of $99,000, or 0.7%, compared to $13.5 million reported for the same period in 2006. Net income was $24.4 million for the six months ended June 30, 2007, a decrease of $2.9 million, or 10.6%, compared to $27.3 million for the same period in 2006. Earnings and per share data for 2007 reflect the impact of a settlement of an insurance claim resulting in a recovery of $3.5 million, net of tax, related to a fraud loss that occurred and was recognized in 2002, and the Company's acquisition of First Morris Bank and Trust ("First Morris") from April 1, 2007, the date the acquisition was completed. Second quarter 2007 earnings were impacted by one-time expenses of $246,000, net of tax, related to the merger and integration of First Morris' operations.

Paul M. Pantozzi, Chairman and Chief Executive Officer, commented, "In the past quarter we successfully integrated First Morris' operations, increased our loan pipeline and maintained our net interest margin in line with the trailing quarter. These results fit well with our strategic priorities of profitable franchise expansion, commercial loan growth and prudent balance sheet management." Pantozzi added, "In furtherance of our commitment to provide long-term stockholder value, I am pleased to report the Board's declaration of a ten percent increase in our quarterly cash dividend and authorization of our sixth stock repurchase program."

Increase in Quarterly Dividend

The Company's Board of Directors declared a quarterly cash dividend of $0.11 per common share, an increase of 10.0% from the prior quarter's cash dividend of $0.10 per share. The dividend is payable on August 31, 2007 to stockholders of record as of the close of business on August 15, 2007. Since declaring its first cash dividend in the second quarter of 2003, the Company has increased the quarterly cash dividend seven times for a total of 175%.

Authorization of Sixth Stock Repurchase Program

The Company's Board of Directors authorized the Company's sixth stock repurchase program. Under the new authorization, the Company may repurchase 5% of the amount of shares of common stock currently outstanding, or approximately 3.2 million shares. Repurchases will be made from time to time and will be effectuated through open market purchases, unsolicited negotiated transactions, or in such other manner deemed appropriate by management. Completion of the repurchase program will not be limited to a specific time period. The Company's repurchase activities will take into account SEC safe harbor rules and guidance for issuer repurchases.

Balance Sheet Summary

Total assets increased to $6.15 billion at June 30, 2007, compared to $5.74 billion at December 31, 2006, due primarily to the acquisition of First Morris. The fair value of assets acquired in the First Morris transaction totaled $554.7 million at April 1, 2007. The fair value of deposits and borrowings assumed totaled $509.0 million and $12.8 million, respectively, at April 1, 2007.

Total investments decreased $41.7 million, or 3.4%, during the six months ended June 30, 2007. The decrease was primarily attributable to paydowns on mortgage-backed securities and maturities of debt securities. In addition, the Company sold $40.8 million in mortgage-backed and debt securities acquired from First Morris.

The Company's net loans increased $322.5 million, or 8.6%, to $4.07 billion at June 30, 2007, from $3.75 billion at December 31, 2006, primarily due to the acquisition of $335.7 million in loans from First Morris. For the six months ended June 30, 2007, loan originations of $565.3 million and loan purchases of $17.1 million were offset by repayments of $573.1 million. Net increases of $127.1 million in commercial loans, $106.4 million in commercial mortgage and multi-family loans, $54.9 million in consumer loans and $51.3 million in residential mortgage loans were partially offset by a $12.3 million decrease in construction loans. Commercial real estate, construction and commercial loans represented 43.4% of the loan portfolio at June 30, 2007, compared to 41.3% at December 31, 2006.

At June 30, 2007, the Company's unfunded loan pipeline totaled $816.5 million, including $257.4 million in construction loan commitments, $209.3 million in commercial loan commitments and $102.5 million in commercial mortgage commitments. The unfunded loan pipeline at March 31, 2007 was $705.5 million.

Intangible assets increased $93.4 million, to $523.1 million at June 30, 2007, from $429.7 million at December 31, 2006, as a result of the goodwill and core deposit intangible recorded in connection with the Company's acquisition of First Morris.

Borrowed funds decreased $127.7 million, or 15.2%, during the six months ended June 30, 2007, as a net result of maturities, calls and paydowns on amortizing advances.

Total deposits increased $513.1 million, or 13.4%, during the six months ended June 30, 2007 including $509.0 million in deposits assumed through the First Morris acquisition. Total deposits were $4.34 billion at June 30, 2007, with core deposits, consisting of savings and demand deposit accounts, representing 60.0% of total deposits.

Common stock repurchases for the three and six months ended June 30, 2007, totaled 2.5 million shares at an average cost of $16.86 per share and 3.2 million shares at an average cost of $17.18 per share, respectively. At June 30, 2007, the Company's fifth stock repurchase plan was completed. At June 30, 2007, book value per share and tangible book value per share were $16.41 and $8.16, respectively, compared with $16.12 and $9.32, respectively, at December 31, 2006.

Results of Operations

Net Interest Margin

The net interest margin was 3.02% for the quarters ended June 30, 2007 and March 31, 2007. The net interest margin for the quarter ended June 30, 2007 decreased 31 basis points compared with the net interest margin of 3.33% for the quarter ended June 30, 2006. The weighted average rate for interest-earning assets was 5.81% for the three months ended June 30, 2007, compared with 5.72% for the trailing quarter and 5.52% for the three months ended June 30, 2006. The weighted average rate for interest-bearing liabilities was 3.23% for the quarter ended June 30, 2007, compared with 3.18% for the trailing quarter and 2.61% for the second quarter of 2006.

For the six months ended June 30, 2007, the net interest margin was 3.02%. This was a decrease of 31 basis points compared with the net interest margin of 3.33% for the six months ended June 30, 2006. The weighted average rate for interest-earning assets was 5.76% for the six months ended June 30, 2007, compared with 5.45% for the six months ended June 30, 2006. The weighted average rate for interest-bearing liabilities was 3.21% for the six months ended June 30, 2007, compared with 2.52% for the same period in 2006.

The increased rates on interest-earning assets and interest-bearing liabilities reflect the repricing to higher market interest rates experienced throughout 2006 and the first half of 2007. The compression in the net interest margin for the six months ended June 30, 2007 is reflective of the prolonged flat or inverted yield curve. Since the Board of Governors of the Federal Reserve began tightening interest rates in June 2004, the Federal funds borrowing rate has been increased 17 times, for a total of 425 basis points. This has had an unfavorable impact on the repricing of deposits, which are priced based on the short end of the yield curve. The Company has continued its near-term strategy of de-leveraging the balance sheet in the current interest rate environment, but has nevertheless experienced net interest margin pressure as competitive deposit pricing has increased funding costs faster than earning asset yields have grown. The average cost of deposits for the three months ended June 30, 2007 was 3.07%, compared with 2.92% for the trailing quarter and 2.29% for the same period last year. Wholesale borrowing costs decreased $373,000 for the three months ended June 30, 2007, and increased $110,000 for the six months ended June 30, 2007, compared with the same periods last year, as average borrowings decreased $134.0 million and $136.0 million, respectively. The average cost of borrowings for the three months ended June 30, 2007 was 4.09%, compared with 4.26% for the trailing quarter and 3.82% for the same period last year.

Non-Interest Income

Non-interest income totaled $14.2 million for the quarter ended June 30, 2007, an increase of $6.9 million, or 95.0%, compared to the same period in 2006. The Company recorded a one-time gain on an insurance settlement of $5.9 million, before taxes, related to the resolution of previously disclosed litigation. Net losses on securities transactions decreased $1.1 million. The Company sold $40.8 million in securities acquired from First Morris in the quarter ended June 30, 2007 and sold $35.3 million in lower-yielding mortgage-backed securities in the second quarter of 2006. Other income decreased $1.2 million or 84.3% for the quarter ended June 30, 2007, as a result of gains recognized in the quarter ended June 30, 2006, on the call of FHLB advances resulting from the accelerated accretion of purchase accounting adjustments.

For the six months ended June 30, 2007, non-interest income totaled $21.9 million, an increase of $7.3 million or 50.0% compared to the same period in 2006. The Company recorded a one-time gain on an insurance settlement of $5.9 million, before taxes, related to the resolution of previously disclosed litigation. Other income decreased $503,000 or 29.7% for the six months ended June 30, 2007, compared to the same period in 2006, due primarily to gains recorded on the call of FHLB advances in the same period in 2006.

Non-Interest Expense

For the three months ended June 30, 2007, non-interest expense increased $4.2 million, or 14.0% to $34.1 million, compared to $29.9 million for the three months ended June 30, 2006. For the three months ended June 30, 2007, compensation and benefits expense increased $1.7 million compared with the same period in 2006, primarily as a result of the addition of branch and lending staff from First Morris and the addition of small business and middle market relationship managers to support the Company's business lending and deposit gathering initiatives. Data processing expense increased $641,000 or 32.6%, due primarily to $255,000 in expenses recorded in connection with the acquisition of First Morris and the processing of customer accounts acquired as a result of the merger. Amortization of intangibles increased $299,000 for the quarter ended June 30, 2007 compared with the same period in 2006, primarily as a result of the amortization of the core deposit intangible recorded in connection with the First Morris acquisition. Additional increases in occupancy expense of $515,000 and advertising expense of $240,000 for the quarter ended June 30, 2007, compared with the same period in 2006, are also due primarily to the acquisition and integration of First Morris' operations. Other operating expenses increased $799,000 or 17.2% due primarily to increases in printing, stationary and debit card expenses related to the increase in customer accounts acquired from First Morris and to an increase in miscellaneous losses.

For the six months ended June 30, 2007, non-interest expense increased $3.3 million or 5.5% to $63.5 million compared to $60.1 million for the six months ended June 30, 2006. Compensation and benefits expense increased $1.5 million or 4.7% due primarily to additional branch and lending staff from First Morris and the addition of small business and middle market relationship managers. Data processing expense increased $811,000 or 21.0% due primarily to merger related charges recorded in connection with the acquisition of First Morris. Occupancy expense increased $243,000 for the six months ended June 30, 2007 compared with the same period in 2006, primarily as a result of nine additional branch locations obtained through the First Morris acquisition. Other operating expenses increased $669,000 for the six months ended June 30, 2007 compared with the same period in 2006, due primarily to an increase of $187,000 in check and printing expense primarily related to customer communications associated with the First Morris integration, $155,000 in charges related to miscellaneous losses and an increase of $126,400 in loan collection expense.

Asset Quality

Total non-performing loans at June 30, 2007 were $11.1 million, or 0.27% of total loans, compared with $7.5 million, or 0.20% of total loans at December 31, 2006, and $5.7 million, or 0.15% of total loans at June 30, 2006. At June 30, 2007 the Company's allowance for loan losses was 0.89% of total loans, compared with 0.86% of total loans at December 31, 2006 and June 30, 2006. The Company recorded provisions for loan losses of $1.2 million and $1.5 million for the three and six months ended June 30, 2007, respectively, compared with provisions of $565,000 and $1.1 million for the three and six months ended June 30, 2006. For the three and six months ended June 30, 2007, the Company had net recoveries of $60,500 and $5,400, respectively, compared with net charge-offs of $214,000 and $845,000 for the same periods in 2006. The allowance for loans losses increased $4.3 million to $36.8 million at June 30, 2007, from $32.4 million at December 31, 2006. The increase in the allowance is attributable to the addition of First Morris' loan portfolio, the related $2.8 million of allowance for loan losses and the current provision of $1.5 million. The increase in the loan loss provision for the three months ended June 30, 2007, compared with the same period in 2006, was primarily attributable to an increase in non-performing loans, including $1.5 million in impaired loans acquired from First Morris, which were recorded at fair value on the date of acquisition, an increase of $1.4 million in residential non-performing loans and an increase in commercial non-performing loans. Additional factors attributable to the increase included growth in the commercial loan portfolio and the continued shift in the mix of the portfolio to a greater percentage of commercial loans.

Income Tax Expense

For the three months ended June 30, 2007, the Company's income tax expense was $5.3 million. This compares with $6.0 million for the same period in 2006. The decrease in income tax expense was primarily attributable to reduced income before income taxes. For the three months and six months ended June 30, 2007, the Company's effective tax rate was 28.0% and 28.7%, compared with 30.6% and 30.7% for the three and six months ended June 30, 2006. The reduction in the Company's effective tax rate was a result of a larger proportion of the

Company's income being derived from tax-exempt interest and Bank-owned life insurance appreciation, as well as state tax benefits recorded on subsidiary company net operating losses.

Acquisition of First Morris Bank & Trust

On April 1, 2007, First Morris was merged with and into the Company's subsidiary, The Provident Bank. Consideration was paid to First Morris stockholders in a combination of stock and cash. The merger added nine branches to The Provident Bank in Morris County, New Jersey.


About the Company

Provident Financial Services, Inc. is the holding company for The Provident Bank, a community-oriented bank offering a full range of retail and commercial loan and deposit products. At June 30, 2007, the Bank operated 84 full service branches throughout northern and central New Jersey.


Post Earnings Conference Call

Representatives of the Company will hold a conference call for investors at 10:00 a.m. Eastern Time on July 26, 2007 regarding highlights of the Company's second quarter 2007 financial results. The call may be accessed by dialing 1-877-407-8035 (Domestic) or 1-201-689-8035 (International). Internet access to the call is also available (listen only) at www.providentnj.com by going to Investor Relations and clicking on Webcast.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the
Securities  Exchange  Act  of  1934.  Such  forward-looking  statements  may  be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, in particular risks and uncertainties associated with the successful integration of the operations of First Morris, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
                      Consolidated Statements of Condition
                 June 30, 2007 (Unaudited) and December 31, 2006
                             (Dollars in Thousands)


                            Assets                                        June 30, 2007                 December 31, 2006
                                                                 --------------------------------- ----------------------------


Cash and due from banks                                         $                    103,916      $                89,390
Short-term investments                                                                 2,820                        2,667
                                                                 --------------------------------- ----------------------------
                  Total cash and cash equivalents                                    106,736                       92,057
                                                                 --------------------------------- ----------------------------

Investment securities (market value of $364,228
        at June 30, 2007 (unaudited) and $386,380
        at December 31, 2006)                                                        371,159                      389,656
Securities available for sale, at fair value                                         776,871                      790,894
Federal Home Loan Bank stock                                                          26,180                       35,335

Loans                                                                              4,110,468                    3,783,664
        Less allowance for loan losses                                                36,764                       32,434
                                                                 --------------------------------- ----------------------------
                  Net loans                                                        4,073,704                    3,751,230
                                                                 --------------------------------- ----------------------------

Foreclosed assets, net                                                                   562                          528
Banking premises and equipment, net                                                   79,219                       59,811
Accrued interest receivable                                                           24,181                       21,705
Intangible assets                                                                    523,084                      429,718
Bank-owned life insurance                                                            118,958                      116,271
Other assets                                                                          53,611                       55,759
                                                                 --------------------------------- ----------------------------
                  Total assets                                  $                  6,154,265      $             5,742,964
                                                                 ================================= ============================

             Liabilities and Stockholders' Equity
Deposits:
        Demand deposits                                         $                  1,427,366      $             1,005,679
        Savings deposits                                                           1,175,075                    1,261,282
        Certificates of deposit of $100,000 or more                                  483,821                      393,834
        Other time deposits                                                        1,253,330                    1,165,668
                                                                 --------------------------------- ----------------------------
                  Total deposits                                                   4,339,592                    3,826,463

Mortgage escrow deposits                                                              19,535                       17,616
Borrowed funds                                                                       713,316                      840,990
Other
liabilities                                                                           40,907                       38,739
                                                                 --------------------------------- ----------------------------
                  Total liabilities                                                5,113,350                    4,723,808
                                                                 --------------------------------- ----------------------------

Stockholders' Equity:
Preferred stock, $0.01 par value,
  50,000,000 shares authorized, none issued                                                --                            --
Common stock, $0.01 par value, 200,000,000 shares authorized,
  83,209,293 shares issued and 63,449,449 shares outstanding at
  June 30, 2007, and 79,879,017 shares issued and
   63,233,548 shares outstanding at December 31, 2006                                     832                         799
Additional paid-in capital                                                          1,003,443                     937,616
Retained earnings                                                                     436,485                     424,958
Accumulated other comprehensive loss                                                   (9,261)                     (7,150)
Treasury stock at cost                                                               (321,469)                   (266,587)
Unallocated common stock held by Employee Stock
  Ownership Plan                                                                      (69,115)                    (70,480)
Common Stock acquired by the Directors' Deferred Fee Plan                             (12,867)                    (13,010)
Deferred compensation - Directors' Deferred Fee Plan                                   12,867                      13,010
                                                                  -------------------------------- ----------------------------
                  Total stockholders' equity                                        1,040,915                   1,019,156
                                                                  -------------------------------- ----------------------------
                  Total liabilities and stockholders'
                      Equity                                    $                   6,154,265     $             5,742,964
                                                                  ================================ ============================

                                       5

                PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
                        Consolidated Statements of Income
          Three and Six Months Ended June 30, 2007 and 2006 (Unaudited)
                  (Dollars in Thousands, Except Per Share Data)


                                                         Three Months Ended                 Six Months Ended
                                                              June 30,                          June 30,
                                                    ------------------------------  ---------------------------------
                                                                                    ---------------------------------
                                                        2007            2006            2007              2006
                                                    -------------  ---------------  --------------   ----------------
                                                             (Unaudited)                        (Unaudited)
Interest income:
 Real estate secured loans                        $     42,322           40,436         82,524            $79,729
 Commercial loans                                       10,660            6,538         18,333             12,936
 Consumer loans                                          9,922            8,632         18,834             16,798
 Investment securities                                   3,877            4,218          7,862              8,516
 Securities available for sale                           9,988           10,833         19,196             22,162
 Other short-term investments                               35               26             78                 95
 Federal funds                                             101               11            105                 52
                                                    -------------  ---------------  --------------   ----------------

                   Total interest income                76,905           70,694        146,932            140,288
                                                    -------------  ---------------  --------------   ----------------

Interest expense:
 Deposits                                               29,229           19,577         53,356             37,238
 Borrowed funds                                          7,638            8,011         16,264             16,154
 Subordinated debentures                                     --              412              --                819
                                                    -------------  ---------------  --------------   ----------------
                   Total interest expense               36,867           28,000         69,620             54,211
                                                    -------------  ---------------  --------------   ----------------
                   Net interest income                  40,038           42,694         77,312             86,077

Provision for loan losses                                1,200              565          1,500              1,120
                                                    -------------  ---------------  --------------   ----------------

                   Net interest income after
                   provision for loan losses            38,838           42,129         75,812             84,957
                                                    -------------  ---------------  --------------   ----------------

Non-interest income:
 Fees                                                    6,738            5,725         12,164             11,532
 Gain on insurance settlement                            5,947                --          5,947                  --
 Bank-owned life insurance                               1,355            1,270          2,687              2,529
 Net loss on securities transactions                       (63)          (1,145)           (63)            (1,140)
 Other income                                              225            1,434          1,193              1,696
                                                    -------------  ---------------  --------------   ----------------
                   Total non-interest income            14,202            7,284         21,928             14,617
                                                    -------------  ---------------  --------------   ----------------

Non-interest expense:
 Compensation and employee benefits                     17,772           16,074         33,942             32,431
 Net occupancy expense                                   4,970            4,455          9,513              9,270
 Data processing expense                                 2,610            1,969          4,664              3,853
 Amortization of intangibles                             1,869            1,570          3,238              3,138
 Advertising and promotion                               1,465            1,225          2,252              2,266
 Other operating expenses                                5,450            4,651          9,859              9,190
                                                    -------------  ---------------  --------------   ----------------
                   Total non-interest expense           34,136           29,944         63,468             60,148
                                                    -------------  ---------------  --------------   ----------------
                   Income before income tax             18,904           19,469         34,272             39,426
                   expense
Income tax expense                                       5,287            5,951          9,847             12,106
                                                    -------------  ---------------  --------------   ----------------
                                                                                    --------------   ----------------
                   Net income                     $     13,617           13,518         24,425            $27,320
                                                    =============  ===============  ==============   ================
                                                    =============  ===============  ==============   ================

Basic earnings per share                          $       0.22           $ 0.22           0.41            $  0.44
Average basic shares outstanding                    61,339,380       62,099,369     60,202,164         62,766,137

Diluted earnings per share                        $       0.22           $ 0.22           0.41            $  0.43
Average diluted shares outstanding                  61,339,380       62,838,312     60,202,164         63,505,949

                       PROVIDENT FINANCIAL SERVICES, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
              (Dollars in thousands, except share data) (Unaudited)

                                                           At or for the Three            At or for the Six
                                                               Months Ended                 Months Ended
                                                                 June 30,                     June 30,
                                                   ----------------------------------------------------------------
                                                           2007          2006             2007              2006
                                                           ----          ----             ----              ----
INCOME STATEMENT:
Net interest income                                     $40,038         $42,694        $77,312          $86,077
Provision for loan losses                                 1,200             565          1,500            1,120
Non-interest income                                      14,202           7,284         21,928           14,617
Non-interest expense                                     34,136          29,944         63,468           60,148
Income before income tax expense                         18,904          19,469         34,272           39,426
Net income                                               13,617          13,518         24,425           27,320
Basic earnings per share                                  $0.22           $0.22          $0.41            $0.44
Diluted earnings per share                                $0.22           $0.22          $0.41            $0.43
Interest rate spread                                      2.58%           2.91%          2.55%            2.93%
Net interest margin                                       3.02%           3.33%          3.02%            3.33%

PROFITABILITY:
Annualized return on average assets                       0.88%           0.92%          0.83%            0.93%
Annualized return on average equity                       5.14%           5.15%          4.74%            5.18%
Annualized non-interest expense to average assets         2.21%           2.04%          2.16%            2.05%
Efficiency ratio (1)                                     62.94%          59.91%         63.95%           59.73%

ASSET QUALITY:
Non-accrual loans
90+ and still accruing loans
Non-performing loans                                                                   $11,060           $5,662
Foreclosed assets                                                                          562              484
Non-performing loans to
    total loans                                                                          0.27%            0.15%
Non-performing assets to
    total assets                                                                         0.19%            0.10%
Allowance for loan losses                                                              $36,764          $32,255
Allowance for loan losses to
    non-performing loans                                                               332.41%          569.68%
Allowance for loan losses to
    total loans                                                                          0.89%            0.86%

AVERAGE BALANCE SHEET DATA:
Assets                                               $6,181,643      $5,880,409     $5,931,470       $5,918,612
Loans, net                                            4,065,358       3,720,034      3,903,432        3,704,856
Earning assets                                        5,305,200       5,126,437      5,119,020        5,165,843
Core deposits                                         2,594,023       2,372,524      2,412,311        2,384,355
Borrowings                                              749,421         883,387        785,573          921,502
Interest-bearing liabilities                          4,571,325       4,307,573      4,374,542        4,340,594
Stockholders' equity                                  1,063,526       1,053,734      1,039,485        1,062,904
Average yield on interest-earning assets                  5.81%           5.52%          5.76%            5.45%
Average cost of interest-bearing liabilities              3.23%           2.61%          3.21%            2.52%

Notes
(1) Efficiency Ratio Calculation

                                                         Three Months Ended               Six Months Ended
                                                              June 30,                        June 30,
                                                              --------                        --------
                                                            2007           2006           2007              2006
                                                            ----           ----           ----              ----
Net interest income                                      $40,038        $42,694        $77,312          $86,077
Non-interest income                                       14,202          7,284         21,928           14,617
                                                          ------          -----         ------
Total income                                             $54,240        $49,978        $99,240         $100,694
                                                         =======        =======        =======         ========

Non-interest expense                                     $34,136        $29,944        $63,468          $60,148
                                                         =======        =======        =======          =======

    Expense/Income:                                       62.94%         59.91%         63.95%           59.73%
                                                          ======         ======         ======           ======

                                       8

Average Quarterly Balance
NET INTEREST MARGIN ANALYSIS

(Unaudited) (Dollars in thousands)                          June 30, 2007                                March 31, 2007
============================================  ------------------------------------------    ----------------------------------------
                                                Average                      Average           Average                   Average
                                                Balance        Interest    Yield/Cost          Balance     Interest    Yield/Cost
                                              ------------------------------------------    ----------------------------------------
Interest-Earning Assets:
     Federal Funds Sold and
      Other Short-Term Investments           $    10,096     $     136           5.37    % $      3,290   $     47           5.92  %
     Investment Securities (1)                   377,024         3,877           4.11           386,209      3,985           4.13
     Securities Available for Sale               824,530         9,364           4.54           767,911      8,616           4.49
     Federal Home Loan Bank Stock                 28,192           624           8.88            33,654        592           7.13
     Net Loans (2)
         Total Mortgage Loans                  2,782,900        42,322           6.09         2,758,455     40,202           5.86
         Total Commercial Loans                  640,152        10,660           6.68           395,398      7,673           7.87
         Total Consumer Loans                    642,306         9,922           6.19           585,854      8,912           6.16
                                              -------------   -----------                   -------------- ----------
         Total Interest-Earning Assets         5,305,200        76,905           5.81         4,930,771     70,027           5.72
                                                              -----------     ----------                   ----------      --------

Non-Interest Earning Assets:

     Cash and Due from Banks                      97,505                                         78,251
     Other Assets                                778,938                                        669,495
                                              -------------                                 --------------
         Total Assets                        $ 6,181,643                                   $  5,678,517
                                              =============                                 ==============

Interest-Bearing Liabilities:
     Demand Deposits                         $   843,211         5,120           2.44    % $    549,547      2,353           1.74  %
     Savings Deposits                          1,255,224         5,258           1.68         1,244,044      4,975           1.62
     Time Deposits                             1,723,469        18,851           4.39         1,559,855     16,799           4.37
                                             -------------   -----------                   -------------- ----------
Total Deposits                                 3,821,904        29,229           3.07         3,353,446     24,127           2.92
                                                              -----------                                  ----------
Total Borrowings                                 749,421         7,638           4.09           822,127      8,626           4.26
                                              -------------   -----------                   -------------- ----------
Total Interest-Bearing Liabilities             4,571,325        36,867           3.23         4,175,573     32,753           3.18
                                                              -----------       ------                      ---------        ----
Non-Interest Bearing Liabilities                 546,792                                        487,767
                                              -------------                                 --------------
Total Liabilities                              5,118,117                                      4,663,340
Stockholders' Equity                           1,063,526                                      1,015,177
                                              -------------                                 --------------
Total Liabilities & stockholders'
  Equity                                     $ 6,181,643                                   $  5,678,517
                                              =============                                 ==============

Net interest income                                          $  40,038                                    $ 37,274
                                                              ===========                                  ==========
Net interest rate spread                                                         2.58    %                                   2.54  %
                                                                                 ====                                        ====
Net interest-earning assets                  $   733,875                                   $    755,198
                                              =============                                 ==============

Net interest margin (3)                                                          3.02    %                                   3.02  %
                                                                                 ====                                        ====
Ratio of interest-earning assets to
     interest-bearing liabilities                   1.16  x                                        1.18  x

------------------------------------------------------------------------------------------------------------------------------------


(1)  Average outstanding balance amounts shown are amortized cost.
(2) Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)  Annualized net interest income divided by average interest-earning assets.

The following table summarizes the net interest margin for the previous year, inclusive.

                                                  6/30/07         3/31/07         12/31/06         9/30/06         6/30/06
                                                 2nd Qtr.         1st Qtr.        4th Qtr.        3rd Qtr.         2nd Qtr.
Interest-Earning Assets:
 Securities                                          4.52%            4.45%         4.43%           4.34%           4.29%
 Net Loans                                           6.20%            6.12%         6.08%           6.06%           5.99%
    Total Interest-Earning Assets                    5.81%            5.72%         5.66%           5.61%           5.52%

Interest-Bearing Liabilities
 Total Deposits                                      3.07%            2.92%         2.81%           2.63%           2.29%
 Total Borrowings                                    4.09%            4.26%         3.95%           3.92%           3.82%
    Total Interest-Bearing Liabilities               3.23%            3.18%         3.03%           2.88%           2.61%

 Interest Rate Spread                                2.58%            2.54%         2.63%           2.73%           2.91%
 Net Interest Margin                                 3.02%            3.02%         3.08%           3.17%           3.33%
 Ratio of Interest-Earning Assets to
    Interest-Bearing Liabilities                     1.16x            1.18x         1.18x           1.18x           1.19x

Average YTD Balance
NET INTEREST MARGIN ANALYSIS

(Unaudited) (Dollars in thousands)                          June 30, 2007                                June 30, 2006
                                              ------------------------------------------    ----------------------------------------
                                                Average                      Average           Average                    Average
                                                Balance        Interest       Yield            Balance        Interest     Yield
                                              ------------------------------------------    ----------------------------------------
Interest-Earning Assets:
     Federal Funds Sold and
Other Short-Term Investments                 $     6,712     $      183          5.50    % $        6,768    $     147        4.38 %
     Investment Securities (1)                   381,591          7,862          4.12             410,698        8,516        4.15
     Securities Available for Sale               796,377         17,980          4.52           1,005,309       21,091        4.20
     Federal Home Loan Bank Stock                 30,908          1,216          7.94              38,212        1,071        5.65
     Net Loans (2)
Total Mortgage Loans                           2,770,745         82,524          5.98           2,758,415       79,729        5.80
Total Commercial Loans                           518,451         18,333          7.13             379,899       12,936        6.87
Total Consumer Loans                             614,236         18,834          6.18             566,542       16,798        5.98
                                             --------------- -------------   ------------                  ---------------   -------
Total Interest-Earning Assets                  5,119,020        146,932          5.76           5,165,843      140,288        5.45
                                                              -------------  ------------                     ---------- -----------

Non-Interest Earning Assets:
     Cash and Due from Banks                      87,931                                           77,904
     Other Assets                                724,519                                          674,865
                                              -------------                                 ---------------
Total Assets                                 $ 5,931,470                                   $    5,918,612
                                              =============                                 ===============

Interest-Bearing Liabilities:
     Demand Deposits                         $   697,190          7,473          2.16    % $      592,351        3,425        1.17 %
     Savings Deposits                          1,249,665         10,233          1.65           1,328,154        8,019        1.22
     Time Deposits                             1,642,114         35,650          4.38           1,498,587       25,794        3.47
                                              -------------   ------------                  ---------------   ---------
Total Deposits                                 3,588,969         53,356          3.00           3,419,092       37,238        2.20
                                                              ------------                                    ----------

Total Borrowings                                 785,573         16,264          4.17             921,502       16,973        3.71
                                              -------------   ------------                  ---------------   ----------
Total Interest-Bearing Liabilities             4,374,542         69,620          3.21           4,340,594       54,211        2.52
                                                                ----------    -----------                     -----------  ---------

Non-Interest Bearing Liabilities                 517,443                                          515,114
                                              -------------                                 ---------------
Total Liabilities                              4,891,985                                        4,855,708
Stockholders' Equity                           1,039,485                                        1,062,904
                                              -------------                                 ---------------
Total Liabilities & Stockholders
  Equity                                     $ 5,931,470                                   $    5,918,612
                                              =============                                 ===============
Net interest income                                          $   77,312                                      $  86,077
                                                              ============                                    ==========
Net interest rate spread                                                         2.55    %                                    2.93 %
                                                                                 ====                                         ====
Net interest-earning assets                  $   744,478                                   $      825,249
                                             =============                                 ===============
Net interest margin (3)                                                          3.02    %                                    3.33 %
                                                                                 ====                                         ====
Ratio of interest-earning assets to
     interest-bearing liabilities                   1.17  x                                          1.19 x

------------------------------------------------------------------------------------------------------------------------------------

(1)  Average  outstanding  balance amounts shown are amortized cost.
(2) Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)  Annualized net interest income divided by average  interest-earning assets.

The following table summarizes the YTD net interest margin for the previous three years, inclusive.

                                                              Six Months Ended
                                                   ----------------------------------------
                                                     6/30/07       6/30/06      6/30/05
 Interest-Earning Assets:
   Securities                                         4.48          4.22%        3.88%
   Net Loans                                          6.16%         5.94%        5.56%
     Total Interest-Earning Assets                    5.76%         5.45%        4.99%

Interest-Bearing Liabilities:
   Total Deposits                                     3.00%         2.20%        1.55%
   Total Borrowings                                   4.17%         3.71%        3.10%
     Total Interest-Bearing Liabilities               3.21%         2.52%        1.93%

Interest Rate Spread                                  2.55%         2.93%        3.06%
Net Interest Margin                                   3.02%         3.33%        3.36%
Ratio of Interest-Earning Assets to
    Total Interest-Bearing Liabilities                1.17x         1.19x        1.18x